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                                  EXHIBIT 10.2

                          [BANK OF AMERICA LETTERHEAD]

July 14, 2000

VIA FACSIMILE
(404) 364-6711

Mr. Mark A. Kaiser
Chairman of the Board and Chief Executive Officer
Caredata.com, Inc.
Two Piedmont Center, Suite 400
3565 Piedmont Road, N.E.
Atlanta, Georgia 30305-1502

     RE:  MODIFICATION OF THE JUNE 29, 1998 AMENDED AND RESTATED CREDIT
          AGREEMENT

Dear Mr. Kaiser:

     The purpose of this letter agreement (the "Letter Agreement") is to confirm the terms of the understanding between Caredata.com, Inc. ("Caredata" or the "Company") and Bank of America, N.A. (the "Bank") with respect to the June 29, 1998 Amended and Restated Credit Agreement (the "Restated Agreement") between Caredata and the Bank, as amended by the May 12, 2000 First Amendment to Amended and Restated Credit Agreement (the "First Amendment", collectively with the Restated Agreement, the "Credit Agreement"). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Credit Agreement.

     As you are aware, pursuant to the Credit Agreement, the Bank provided Caredata with a $27,500,000 revolving credit facility, as evidenced by an Amended and Restated Revolving Loan Promissory Note dated May 12, 2000 (the "Note"), with a Maturity Date of July 15, 2000.

     Caredata has requested that the Bank amend certain provisions of the Credit Agreement to extend the Maturity Date of the Note, and the Bank has agreed to extend the Maturity Date of the Note until January 15, 2001 conditioned upon the execution of definitive documentation, the terms of which are not limited to those set forth herein. In order to give the parties sufficient time to prepare and execute appropriate documentation, Caredata has requested and the Bank has agreed to amend the Credit Agreement to extend the Maturity Date until July 28, 2000 on the following terms and conditions:

     1. The Bank shall have received a fully executed copy of this Letter Agreement on or before July 17, 2000.
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     2.     No Default or Event of Default which is not currently known to the
Bank shall have occurred under the Note, Credit Agreement, or any other loan documents executed pursuant to the Credit Agreement (together with the Credit Agreement and the Note, the "Loan Documents").

     3. On or before July 28, 2000, Caredata shall have retained a crisis/ restructuring manager acceptable to the Bank whose duties and responsibilities shall be defined in definitive documentation to be executed by the Company and the Bank.

     4. On or before July 21, 2000 the Bank shall have received fully executed assignments of all of Caredata's Uniform Resource Locator (URL) domain names in a form acceptable to the Bank.

     5.     The Bank and Caredata agree that the definition of Maturity Date in
Article 10 of the Credit Agreement is hereby deleted and in replacement thereof is substituted: "Maturity Date" shall mean July 28, 2000, or such earlier date as payment of the Revolving Loans shall be due (whether by acceleration or otherwise)".

     6. In order to induce the Bank to enter into this Letter Agreement, Caredata acknowledges that it has no existing defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay the full indebtedness outstanding under the terms of the Note, Credit Agreement, and Loan Documents. In consideration for the execution of this Letter Agreement, Caredata hereby releases and forever discharges the Bank and all of its officers, directors, employees and agents from any and all actions, causes of action, debts, dues, claims, demands, liabilities and obligations of every kind and nature, both in law and in equity, known or unknown, now existing, which might be asserted against the Bank. This release applies to all matters arising out of or relating to the Credit Agreement, the Loan Documents, the indebtedness due under the Note, and the lending, deposit and borrowing relationships between Caredata and the Bank, including the administration, collateralization and funding thereof. Caredata further acknowledges that the Bank has acted in good faith and has conducted its relationships with Caredata in a commercially reasonable manner in connection with the negotiations, execution and delivery of this Letter Agreement and in all respects in connection with the Loan Documents, Caredata hereby waiving and releasing any such claims to the contrary that might exist as of the date of this Letter Agreement.

     7. Caredata acknowledges that as of July 14, 2000 it is liable on the Note, and is indebted to the Bank for the repayment of all outstanding indebtedness due under the Note and the Loan Documents in the principal amount of $27,190,000 plus accrued interest as provided for in the Loan Documents. In addition, Caredata acknowledges its liability to pay to the Bank the amendment fee in the amount of $150,000 and the completion fee in the amount $1,150,000 pursuant to the terms of the First Amendment.


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     8.   Except as modified by this Letter Agreement, the Credit Agreement,
Note and Loan Documents and all documents, instruments and agreements related thereto are hereby ratified and confirmed in all respects and shall continue in full force and effect.

                                          Sincerely yours,

                                          BANK OF AMERICA, N.A.

                                          /s/ Julie A. Smith
                                          --------------------------
                                          Julie A. Smith
                                          Vice President